Exhibit 99.1

Perry Ellis International Reports Second Quarter Fiscal 2013 Results

•	Total revenue of $209.4 million in line with Company guidance

•	Second Quarter Fiscal 2013 GAAP diluted EPS of $(0.17)

•	Second Quarter Fiscal 2013 adjusted diluted EPS of $0.01 in line with Company guidance

•	Golf, women’s contemporary, and direct-to-consumer businesses continue positive momentum

•	Inventory decreased 21% compared to last year to $165 million

•

Company updates full fiscal 2013 adjusted diluted EPS guidance to a range of $1.75 - $1.80 principally as a result of the transition to service new distribution channels in the expanded Callaway agreement, as well as continued promotional activity in its collection businesses

Perry Ellis International (NASDAQ:PERY) today reported results for the second quarter ended July 28, 2012 (“second quarter of fiscal 2013”).

Second Quarter Results from Operations

Total revenue decreased 2.3% to $209.4 million compared to $214.4 million in the quarter ended July 30, 2011 (“second quarter of fiscal 2012”) and in-line with Company guidance of a low-single digit decrease. The Company noted that continued momentum within golf, direct-to-consumer, and women’s contemporary was slightly offset by decreases in its Perry Ellis and Rafaella collection businesses.

Oscar Feldenkreis, President and Chief Operating Officer, commented, “We met our expectations for the second quarter and continue to make significant progress in our Perry Ellis and Rafaella collection businesses, which is encouraging as we move forward. We expect to see improved performance beginning with the holiday season and the new team’s full impact beginning in spring 2013.”

Gross margin for the second quarter decreased by 60 basis points to 33.1% compared to 33.7% last year due to costs associated with the exit of underperforming brands and businesses, the closing of a sourcing office, as well as increased promotional activity within the Company’s collection businesses.

Selling, general and administrative (“SG&A”) expenses for the second quarter of fiscal 2013 increased $2.7 million to $66.1 million compared to $63.4 million in the second quarter of fiscal 2012. This increase was attributed primarily to costs associated with the Company’s voluntary early retirement program, exited brands and businesses, and the exit and relocation of a third party logistics provider.

As reported under generally accepted accounting principles (“GAAP”), net loss for the second quarter of fiscal 2013 was $2.4 million, or earnings per share (“EPS”) of ($0.17), compared to net income of $1.8 million, or $0.11 per fully diluted share in the second quarter of fiscal 2012.

After considering the costs of the exit of underperforming brands, the voluntary retirement program, the closing of the sourcing office and the relocation of the third party logistics provider, earnings per fully diluted share, as adjusted, for the second quarter of fiscal 2013 was $0.01 compared to earnings per fully diluted share, as adjusted, of $0.11 in the second quarter of fiscal 2012. (See attached reconciliation “Table 1”)

Adjusted EBITDA for the second quarter totaled $7.4 million or 3.6% of revenue. (See attached reconciliation “Table 2”)

First Half Operations Review

For the six months ended July 28, 2012 (“first half of fiscal 2013”) total revenues decreased 5.5% to $475.0 million compared to $502.7 million for the six months ended July 30, 2011 (“first half of fiscal 2012”) and in line with Company guidance. The revenue reduction during the first half of the fiscal year, as compared to last year, was primarily attributable to softness in the Company’s collection businesses.

Adjusted EBITDA for the first half of fiscal 2013 totaled $30.3 million or 6.4% of revenue. (See attached reconciliation “Table 2”)

Net income for the first half of fiscal 2013 was $7.2 million, or $0.47 per fully diluted share, compared to $17.2 million, or $1.08 per fully diluted share in the first half of fiscal 2012.

After considering the costs associated with the exit of underperforming brands and businesses, the voluntary retirement program, the closing of the sourcing office and the relocation of the third party logistics provider, earnings per fully diluted share, as adjusted, for the first half of fiscal 2013 was $0.70 compared to earnings per fully diluted share, as adjusted, of $1.16 in the first half of fiscal 2012. For the first half of fiscal 2012, EPS, per fully diluted share, as adjusted, excludes costs related to the impact of early extinguishment of debt and duplicate interest expense. (See attached reconciliation “Table 1”)

Balance Sheet Update

George Feldenkreis, Chairman and CEO of Perry Ellis International commented, “We believe that our excellent financial position and the strength of our operating platform provide us with the foundation to capitalize on our improved sportswear offering and maximize sales opportunities across multiple distribution channels around the globe. We are confident that the focus and disciplined management of our balance sheet will provide support for continued growth in our core competencies.”

The Company ended the quarter with $82 million in cash and cash equivalents and full availability under its senior credit facility. Inventories at quarter end totaled $164.7 million, a reduction of $44.4 million or 21% compared to $209.1 million as of July 30, 2011. As a result of the disciplined management of inventory, the Company ended the period with a net debt to total capitalization of approximately 20% as compared to 27% for the comparable prior year period.

Fiscal 2013 Guidance

The Company remains comfortable with revenue guidance ranging from $990 million to $1 billion for full fiscal year 2013.

The Company has updated its outlook for the full fiscal year expecting diluted EPS as adjusted in a range of $1.75 to $1.80. This updated guidance principally reflects the impact for the transition to service the new distribution channels in the expanded Callaway agreement, and to a lesser extent continued promotional activity in its collection businesses into the fall season.

The Company has a positive outlook as it transitions from a service fee model with Callaway to a direct sales model. Assuming the new channels of distribution positions the Company for continued growth in the future and it expects for the transition to be a positive earnings contributor beginning in spring 2013.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances, as well as select children’s apparel. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis(R), Original Penguin(R) by Munsingwear(R),Jantzen(R), Laundry by Shelli Segal(R), C&C California(R), Rafaella(R), Ben Hogan(R), Grand Slam(R), Savane(R), Axist(R), Manhattan(R), Farah(R),Cubavera(R), the Havanera Co.(R), Centro(R), Solero(R), John Henry(R), Munsingwear(R), Natural Issue(R), Pro Player(R), Axis(R), Tricots St. Raphael(R), Gotcha(R), Girl Star(R), MCD(R), Mondo di Marco(R), Redsand(R), Anchor Blue(R) and Miller’s Outpost(R). The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike(R) and Jag(R) for swimwear, and Callaway(R), PGA TOUR(R) and Champions Tour(R) for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the

Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Source: Perry Ellis International, Inc.

Perry Ellis International, Inc.

Miguel Garcia, 305-873-1830

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Six Months Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011

Revenues
Net sales	$203,090	$208,596	$462,106	$491,371
Royalty income	6,347	5,839	12,854	11,353

Total revenues	209,437	214,435	474,960	502,724
Cost of sales	140,112	142,167	317,895	333,486

Gross profit	69,325	72,268	157,065	169,238
Operating expenses
Selling, general and administrative expenses	66,103	63,370	132,450	126,745
Depreciation and amortization	3,472	3,424	6,890	6,613

Total operating expenses	69,575	66,794	139,340	133,358

Operating (loss) income	(250)	5,474	17,725	35,880
Costs on early extinguishment of debt	—	—	—	1,306
Interest expense	3,513	3,769	7,322	8,435

Net (loss) income before income taxes	(3,763)	1,705	10,403	26,139
Income tax (benefit) provision	(1,321)	(142)	3,169	8,914

Net (loss) income	$(2,442)	$1,847	$7,234	$17,225

Net (loss) income, per share
Basic	$(0.17)	$0.12	$0.49	$1.16

Diluted	$(0.17)	$0.11	$0.47	$1.08

Weighted average number of shares outstanding
Basic	14,703	15,289	14,672	14,855
Diluted	14,703	16,464	15,265	16,001

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	July 28, 2012	January 28, 2012

Assets
Current assets:
Cash and cash equivalents	$82,363	$24,116
Accounts receivable, net	127,676	145,563
Inventories	164,661	198,264
Other current assets	30,700	33,733

Total current assets	405,400	401,676

Property and equipment, net	54,362	56,496
Intangible assets, net	248,753	242,634
Goodwill	13,794	13,794
Other assets	9,432	9,595

Total assets	$731,741	$724,195

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$93,975	$80,253
Accrued expenses and other liabilities	26,792	23,142
Accrued interest payable	4,007	4,186
Unearned revenues	4,709	4,179

Total current liabilities	129,483	111,760

Long term liabilities:
Senior subordinated notes payable, net	150,000	150,000
Senior credit facility	—	21,679
Real estate mortgages	24,726	25,114
Deferred pension obligation	17,135	17,326
Unearned revenues and other long-term liabilities	34,215	31,821

Total long-term liabilities	226,076	245,940

Total liabilities	355,559	357,700

Equity

Total equity	376,182	366,495

Total liabilities and equity	$731,741	$724,195

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of the three and six months ended July 28, 2012 and July 30, 2011 (loss) earnings per share to adjusted earnings per share.

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Six Months Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net (loss) income	$(2,442)	$1,847	$7,234	$17,225

Plus:
Costs on exited brands, distribution center and sourcing office	1,800	—	3,306	—
Costs associated with voluntary early retirement	2,420	—	2,420	—
Costs on early extinguishment of debt	—	—	—	1,306
Duplicate interest from March 8 to April 6, 2011	—	—	—	745
Less:
Tax benefit	(1,612)	—	(2,187)	(718)

Net income, as adjusted	$166	$1,847	$10,773	$18,558

Costs on exited brands, distribution center and sourcing office

	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net (loss) income per share, diluted	$(0.17)	$0.11	$0.47	$1.08
Net per share cost on exited brands, distribution center and sourcing office	0.08	—	0.13	—
Net per share costs associated with voluntary early retirement	0.10	—	0.10	—
Net per share costs on early extinguishment of debt	—	—	—	$0.05
Net per share duplicate interest from March 8 to April 6, 2011	—	—	—	$0.03
Adjustment for using diluted share count (1)	—	—	—	$—

Adjusted net income per share, diluted	$0.01	$0.11	$0.70	$1.16

(1)	The calculation of diluted shares for the purpose of generating GAAP EPS does not include any antidilutive items (options, SARs and restricted stock) that would result in a lower loss per share. Since the non-GAAP adjustments would result in projected adjusted net income, these items would become dilutive to EPS. This adjustment represents the impact of including these dilutive items in the calculation of diluted shares for generating the adjusted EPS.

“Adjusted net income per share, diluted” consists of “net income per share, diluted” adjusted for the impact of the costs of exiting certain brands, distribution center, sourcing office, costs associated with voluntary early retirement, early extinguishment of debt and duplicate interest from March 8, 2011 to April 6, 2011, the time during which the retired debt and the new debt were simultaneously outstanding. These costs are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF NET (LOSS) INCOME TO EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Six Months Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011

Net (loss) income	$(2,442)	$1,847	$7,234	$17,225
Plus:
Depreciation and amortization	3,472	3,424	6,890	6,613
Interest expense	3,513	3,769	7,322	8,435
Costs on early extinguishment of debt	—	—	—	1,306
Income (benefit) tax provision	(1,321)	(142)	3,169	8,914

EBITDA	$3,222	$8,898	$24,615	$42,493

Costs on exited brands, distribution center and sourcing office	1,800	$—	3,306	—
Costs associated with voluntary early retirement	2,420	$—	2,420	—

EBITDA, as adjusted	$7,442	$8,898	$30,341	$42,493

Gross profit	$69,325	$72,268	$157,065	$169,238
Less:
Selling, general and administrative expenses	(66,103)	(63,370)	(132,450)	(126,745)
Plus:
Costs on exited brands, distribution center and sourcing office	1,800	—	3,306	—
Costs associated with voluntary early retirements	2,420	—	2,420	—

EBITDA, as adjusted	7,442	8,898	30,341	42,493

Total revenues	$209,437	$214,435	$474,960	$502,724

EBITDA margin percentage of revenues	3.6%	4.1%	6.4%	8.5%

(1)	Adjusted EBITDA consists of (loss) earnings before interest, taxes, depreciation, amortization, costs on early extinguishment of debt, costs on exited brands, distribution center relocation and sourcing office, as well as costs associated with voluntary early retirements. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.